[Integrys Energy Group, Inc. News Release]

For immediate release:                                      For more information, contact:
March 28, 2013                                                 General: Media Hotline
(800) 977-2250
Investor Relations: Steven Eschbach
Vice President – Investor Relations
(312) 228-5408

Wisconsin Public Service Closes Acquisition of Fox Energy Company, LLC.

593-megawatt generating facility acquisition will enhance supply and pricing options

Chicago, IL – Integrys Energy Group, (NYSE : TEG), today announced that its subsidiary, Wisconsin Public Service Corporation (WPS),  closed its previously announced transaction to purchase Fox Energy Company, LLC from subsidiaries of GE and Tyr Energy, Inc.  The purchase included approximately $390 million for the Fox Energy Center, a 593-megawatt combined cycle generating facility in Kaukauna, WI, and $50 million for the early termination of the existing tolling agreement between the entities.

Fox Energy Center is a dual-fuel facility, equipped to use fuel oil but expected to run primarily on natural gas.  Adding this plant to its portfolio will give WPS a more balanced mix of electric generation, including coal, natural gas, hydroelectric, wind, and other renewable sources.

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About Wisconsin Public Service Corporation:
Wisconsin Public Service Corporation, a wholly owned subsidiary of Integrys Energy Group, Inc. (NYSE: TEG), is an investor-owned electric and natural gas utility headquartered in Green Bay, Wisconsin.  It serves approximately 441,000 electric customers and 319,000 natural gas customers in residential, agricultural, industrial, and commercial markets.  It also provides electric power to wholesale customers.  The company’s service area includes northeastern Wisconsin and an adjacent portion of Upper Michigan. Additional information is available online at www.wisconsinpublicservice.com.

About Integrys Energy Group, Inc.:
Integrys Energy Group is a diversified energy holding company with regulated natural gas and electric utility operations (serving customers in Illinois, Michigan, Minnesota, and Wisconsin), an approximate 34% equity ownership interest in American Transmission Company (a federally regulated electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois), and nonregulated energy operations. More information about Integrys Energy Group, Inc. is available online at www.integrysgroup.com.